Exhibit 99.1

PRESS RELEASE

Contact: Investor Relations
Mr. John Christie
Senior Director
Investor Relations and Research
(703) 317-4747
ir@avalonbay.com

For Immediate Release

AvalonBay Communities Announces Reduction in Planned Development Activity and Related Charges to Earnings

ALEXANDRIA, VA (December 17, 2008)  –  AvalonBay Communities, Inc. (“AvalonBay” or the “Company”) (NYSE: AVB) announced today that the Company completed a review of its operating and investment plan in the context of current and anticipated economic, capital and real estate market conditions.  The Company concluded that general deterioration in capital market conditions and the related decline in employment levels and credit availability are market conditions that do not support the development and construction of certain new apartment communities previously in planning.

Accordingly, the Company will no longer pursue certain development parcels or rights, which will result in charges for impairments to the value of land holdings, charges for abandoned pursuit costs for land not owned but under option and severance charges for planned overhead reductions.  These charges will be recorded during the fourth quarter and year ended December 31, 2008 and are detailed further as follows:

•                  Impairment Charges:  The Company expects to incur a non-cash charge of between $55 to $65 million for impairment in value for eight land parcels owned that will not be developed.  The impairment charge is the difference between estimated fair value and current capitalized carrying value.

•                  Abandoned Pursuit Charges: The Company will take a non-cash charge of approximately $7 million for previously capitalized costs for seven specific development rights for land under option agreement that will not proceed to development.

•                  Severance Costs:  The Company expects to incur a cash charge of approximately $3 million for severance and related costs associated with overhead reductions as the Company takes steps to reduce the size of the organization needed to support a lower level of new development.

The following table and footnotes summarize these charges, which will be incurred during the fourth quarter:

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Summary of Fourth Quarter Charges

$ Millions
Land Impairment (1)	$55 - $65
Abandoned Pursuit Costs (2)	$7
Severance (3)	$3

(1)	Associated with the impairment of eight Company-owned land parcels.

(2)	Associated with the abandonment of six previously listed development rights and one development opportunity that was not listed at September 30, 2008.

(3)	Associated with severance and related costs primarily related to construction and development overhead reductions.

The Company currently has 15 apartment communities under construction which are not impacted by these actions.  The Company plans to complete the construction and lease-up of these communities as planned, with amounts remaining to fund current construction activities totaling $683 million.  Committed capital liquidity is projected to be approximately $1.1 billion as of December 31, 2008 and the Company anticipates that these sources of financing together with retained cash from operations are adequate to fund current construction underway through completion as well as fund all debt maturities scheduled for 2009 and 2010.  The Company intends to arrange additional financings to add to the current level of committed capital.  The Company has approximately 100 unencumbered apartment communities available for future secured financing activity.

The following table summarizes the current status of the Company’s development operations:

Summary of Development Activity
$ in Billions

	Communities Under Construction		Communities In Planning		Total
	Apt. Communities	Budgeted Cost	Apt. Communities	Budgeted Cost	Apt. Communities	Budgeted Cost
As of 9/30/2008	15	$1.6	43	$3.9	58	$5.5
As of 12/31/2008	15	$1.6	27	$2.4	42	$4.0

The Company does not anticipate starting any new development during the first half of 2009.  Development starts in the second half of 2009, if any, will be evaluated based on the Company’s then current assessment of economic and capital market conditions.

Commenting on the Company’s actions, Bryce Blair, Chairman and Chief Executive Officer, stated, “We are taking a number of actions today to reduce the size of our development program.

We believe these actions are appropriate responses to the current market conditions and help prepare the Company to respond to new opportunities as they emerge.”

About AvalonBay Communities, Inc.

AvalonBay Communities, Inc. is one of the largest equity real estate investment trust (REIT) companies in the United States focused on the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets. As of September 30, 2008, the Company owned or held a direct or indirect ownership interest in 177 apartment communities containing 50,034 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and seven communities were under reconstruction.  More information is available on the Company’s website at the following address http://www.avalonbay.com.

For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.  Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2008.  The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.